Exhibit 8

April 16, 2004

Owens Mortgage Investment Fund, a California Limited Partnership 2221 Olympic Boulevard Walnut Creek, CA 94595

Re: Federal Income Tax Consequences of an Investment in Owens Mortgage Investment Fund

Ladies and Gentlemen:

We have acted as tax counsel for Owens Mortgage Investment Fund, a California limited partnership (“the Partnership”), in connection with the preparation of the prospectus (the “Prospectus”) for the Partnership to be filed with the Securities and Exchange Commission on or about April 16, 2004 pursuant to the Securities Act of 1933, as amended, (the “Act”) as part of Post-Effective Amendment No.4 (the “Post-Effective Amendment”) to that certain Registration Statement on Form S-11, No. 333-69272, (the “Registration Statement”). This opinion as to certain material federal income tax aspects of an investment in the Partnership is being delivered at your request in connection with the disclosure requirements under the Act and will be filed as an exhibit to the Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Post-Effective Amendment to the Registration Statement.

In connection with our opinion, we have examined: (i) Post-Effective Amendment No. 4 to the Registration Statement and the Prospectus; (ii) the Sixth Amended and Restated Limited Partnership Agreement for the Partnership that is attached as Exhibit A to the Prospectus (the “Partnership Agreement”); and (iii) the certificate of the General Partner (the “Certificate”), dated as of the date hereof. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

As to any facts material to this opinion, we have relied solely upon: (i) the matters set forth in the Prospectus, (ii) the assumptions contained herein, and (iii) the representations and statements of the General Partner, and its officers and representatives, including the facts set forth in the Certificate. We have not undertaken any independent investigation or verification as to any such factual matters.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial and administrative authorities and interpretative rulings of the Internal Revenue Service (the “IRS”). As indicated in the substantive discussion which follows relative to the federal income tax consequences of an investment in the Partnership, as to certain issues, we are unable to express an opinion because of uncertainty in the law or for other reasons.

Whenever a statement herein is qualified by the expressions “to our knowledge,” “we are not aware” or a similar phrase or expression with respect to our knowledge of matters of fact, it is intended to mean our knowledge is based upon the documents, instruments and certificates described above and the current actual knowledge of the attorneys in this firm who are presently involved in substantive legal representation of the Partnership (but not including any constructive or imputed notice of any information) and that we have not otherwise undertaken any independent investigation for the purpose of rendering this opinion.

Our opinion is limited to the matters discussed below. We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to an investment in the Partnership.

No ruling will be requested from the IRS regarding any of the material federal income tax issues discussed below. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not successfully challenge a Limited Partner’s tax treatment of any aspect of any investment in the Partnership. We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to an investment in the Partnership and that such changes could result in a materially different result than the result described in this opinion.

The opinions set forth below represent our conclusions based upon the documents reviewed by us, the facts and assumptions presented to us and stated herein. Any material amendments to such documents or changes in any significant fact or assumption stated herein or in the Certificate could affect the opinions expressed herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and the discussion set forth below, we are of the opinion that:

1.	The Partnership will be classified as a partnership rather than as an association taxable as a corporation for federal income tax purposes.

2.	The Partnership will not be classified as a “publicly traded partnership” for federal income tax purposes.

3.	The discussion set forth below under the heading “Other Federal Income Tax Consequences” and in the Prospectus under the heading “Federal Income Tax Consequences” is an accurate summary of all material matters discussed therein.

1.	The Partnership Will Be Classified As A Partnership

As discussed in greater detail below, a partnership generally is not subject to federal income tax if it is classified as a partnership for federal income tax purposes, but rather each partner is required to report on such partner’s federal income tax return the partner’s distributive share of the taxable income or loss of the partnership for each year. Historically (i.e., prior to 1997), one of the more significant issues which had to be addressed in connection with a discussion of the material federal income tax consequences relative to a limited partnership was whether the partnership may be classified as an association taxable as a corporation for income tax purposes under the entity classification system that existed at that time. However, under Regulations issued in December 1996 (the so-called “Check-the-Box” Regulations), a domestic partnership that was classified for tax purposes as a partnership prior to January 1, 1997 will retain such classification unless it makes an election to be classified as an association taxable as a corporation. See Regulation Section 301.7701-3(b)(3)(ii).

The Partnership is a domestic partnership and was classified as a partnership for tax purposes prior to January 1, 1997. The General Partner has represented that it will not cause the Partnership to make an election to be classified as an association taxable as a corporation. Based on the foregoing and subject to the discussion which follows regarding the tax treatment of publicly traded partnerships, it is our opinion that that the Partnership will retain its classification as a partnership for federal income tax purposes.

2.	The Partnership Will Not Be Classified As A Publicly Traded Partnership

Section 7704 of the Code treats “publicly traded partnerships” as corporations for federal income tax purposes. Section 7704(b) of the Code defines the term “publicly traded partnership” as any partnership the interest of which are: (i) readily traded on an established securities market; or (ii) readily tradable on a secondary market or the substantial equivalent thereof.

In June 1988, the IRS issued Notice 88-75 which sets forth comprehensive guidance concerning the application of Section 7704 prior to the adoption of final Regulations under Section 7704. Notice 88-75 primarily addresses the issue of when partnership interests will be considered to be readily tradable on a secondary market or the substantial equivalent thereof under Section 7704(b). In November, 1995, the IRS issued final Regulations under Section 7704 (the “Final PTP Regulations”). See Regulation Section 1.7704-1. The Final PTP Regulations generally retain the conceptual framework of Notice 88-75, but contain a number of modifications. The Final PTP Regulations are generally effective for taxable years beginning after December 31, 1995. However, the Final PTP Regulations contain a transitional rule which provides that for partnerships that were actively engaged in an activity before December 4, 1995, the Final PTP Regulations will not be effective until taxable years beginning after December 31, 2005, unless the partnership adds a substantial new line of business after December 4, 1995 (in which case the Final PTP Regulations become effective for the year in which the new line of business is added). During this transitional period, such partnerships may continue to rely on Notice 88-75.

The Final PTP Regulations provide that an established securities market includes: (i) a national securities exchange registered under the Securities Exchange Act of 1934; (ii) a national securities exchange exempt from registration because of the limited volume of transactions; (iii) a foreign securities exchange; (iv) a regional or local exchange; and (v) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise (i.e., an over-the-counter market). See Final PTP Regulations Section 1.7704-1(b).

As indicated above, the primary focus of Notice 88-75 is on determining when partnership interests will be treated as “readily tradable on a secondary market or the substantial equivalent thereof.” Notice 88-75 and the Final PTP Regulations each provides a number of safe harbors relative to this determination. The safe harbors in the Final PTP Regulations generally track those in Notice 88-75. Included as safe harbors in Notice 88-75 and the Final PTP Regulations are certain safe harbors described under the heading “Lack of Actual Trading”(the “Lack of Actual Trading Safe Harbors”). Under the Lack of Actual Trade Safe Harbors contained in Notice 88-75, interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Section 7704(b) of the Code if the sum of the percentage interests in partnership capital or profits that are sold or otherwise disposed of during the taxable year does not exceed a specified percentage (either 5% or 2%) of the total interests in partnership capital or profits. The determination under Notice 88-75 of whether the specified percentage is 5% (the “Five Percent Safe Harbor”) or 2% (the “Two Percent Safe Harbor”) depends on which of certain designated transfers are disregarded for purposes of determining whether the percentage limitation has been satisfied. This is discussed in greater detail below. The Final PTP Regulations contain a Lack of Actual Trading Safe Harbor which essentially conforms to the Two Percent Safe Harbor in Notice 88-75.

As noted, certain transfers are disregarded for purposes of determining whether the Five Percent Safe Harbor or Two Percent Safe Harbor is met under Notice 88-75 and/or the Final PTP Regulations. For purposes of all of these safe harbors, the transfers which are disregarded include, but are not limited to, transfers between family members, transfers at death, transfers in which the basis is determined under Section 732 of the Code and interests issued by the partnership for cash, property or services. For purposes of the Two Percent Safe Harbor under Notice 88-75 and the Final PTP Regulations, the transfers which are disregarded also include interests in the partnership which are redeemed pursuant to the “Redemption and Repurchase Safe Harbor” discussed below.

Notice 88-75 and the Final PTP Regulations each contains a safe harbor for redemption and repurchase agreements (the “Redemption and Repurchase Safe Harbor”). These safe harbors are substantially identical and provide that the transfer of an interest in a partnership pursuant to a “redemption or repurchase agreement” is disregarded for purposes of determining whether interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof certain requirements are met. Notice 88-75 and the Final PTP Regulations provide that a redemption or repurchase agreement means a plan of redemption or repurchase maintained by a partnership whereby the partners may tender their partnership interests for purchase by the partnership, another partner or certain persons related to another partner. See Section 1.7704-1(e)(3) of the Final Regulations and Section II.E of Notice 88-75.

The requirements which must be met in order to disregard transfers made pursuant to a redemption or repurchase agreement are: (i) the redemption agreement requires that the redemption cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner’s intention to exercise the redemption right; (ii) the redemption agreement requires that the redemption price not be established until at least 60 days after receipt of such notification by the partnership (or the price is established not more than 4 times during the partnership’s taxable year); and (iii) the sum of the percentage interests in partnership capital and profits represented by partnership interests that are transferred (other than in transfers otherwise disregarded, as described above) during the taxable year of the partnership, does not exceed 10% of the total interests in partnership capital or profits. See Section II.E.1 of Notice 88-75 and Section 1.7704-1(f) of the Final PTP Regulations.

Section XI.3 of the Partnership Agreement provides that, subject to certain limitations, a Limited Partner may withdraw or partially withdraw from the Partnership and obtain the return of his outstanding capital account. The provisions of Section XI.3 constitute a redemption or repurchase agreement within the meaning of Notice 88-75 and the Final PTP Regulations.

The limitations on a Limited Partner’s right to withdraw his capital account set forth under Section XI.3 include, without limitation: (i) a requirement that the withdrawal will not be made until at least 61 days after written notice of withdrawal is delivered to the General Partner; (ii) the amount distributed to the withdrawing Limited Partner will be a sum equal to such Limited Partner’s capital account as of the date of such distribution; and (iii) in no event will the General Partner permit the withdrawal during any calendar year of more than 10% of the outstanding Limited Partner Units. In our opinion, these limitations satisfy the requirements of Notice 88-75 and the Final PTP Regulations set forth above.

Section X.2(b) of the Partnership Agreement provides that no transfer of a Limited Partner’s interest in the Partnership may be made, if in the opinion of tax counsel for the Partnership, it would jeopardize the status of the Partnership as a partnership for federal income tax purposes.

As set forth in the Certificate, the General Partner has represented that (i) the Partnership will not register Units or permit any other persons to register Units for trading on an established securities market within the meaning of Section 7704(b); (ii) pursuant to the authority conferred by Section X.2 of the Partnership Agreement, the General Partner will prohibit any transfer of Units which would cause the sum of percentage interests in Partnership capital or profits represented by partnership interests that are transferred during any taxable year of the Partnership to exceed the limitation under the Five Percent Safe Harbor under Notice 88-75, the Two Percent Safe Harbor under Notice 88-75 or Two Percent Safe Harbor under the Final PTP Regulations, whichever is applicable (excluding for this purpose transfers which may be disregarded pursuant to the applicable safe harbor); and (iii) the General Partner will not permit during any fiscal year of the Partnership any withdrawal of Units except in compliance with the provisions of Section XI.3 of the Partnership Agreement.

Based upon the provisions of the Partnership Agreement and the foregoing representations of the General Partner, we are of the opinion that: (i) interests in the Partnership will not be traded on an established securities market within the meaning of Section 7704 of the Code; (ii) the operation of the Partnership with regard to the withdrawal by Limited Partners will qualify for the Redemption and Repurchase Safe Harbor; (iii) the operation of the Partnership with regard to the transfer of Units by Limited Partners will qualify for either the Two Percent Safe Harbor or the Five Percent Safe Harbor, whichever, is applicable for a given year; (iv) based on the opinions rendered in clauses (ii) and (iii) of this paragraph, interests in the Partnership will not be considered as readily tradable on a secondary market or the substantial equivalent thereof; and (v) based on the opinions rendered in clauses (i) through (iv) of this paragraph, the Partnership will not be classified as a publicly traded partnership for purposes of Section 7704 of the Code.

It should be noted that a partnership which is classified as a publicly traded partnership under Section 7704 of the Code will not be treated as a corporation for federal income tax purposes if 90% or more of its gross income is “qualifying income.” Section 7704(c) of the Code defines the term “qualifying income” for this purpose to include, among other “passive-type” items, interest, dividends, real property rents, and gains from the sale of real property, but excludes interest derived in the conduct of a financial business. If a publicly traded partnership is not taxed as a corporation because it meets the qualifying income test, the passive loss rules discussed below are applied separately to the partnership, and a tax-exempt partner’s share of the partnership’s gross income may be treated as income from an unrelated trade or business under the unrelated trade or business taxable income rules discussed below.

It is not clear whether the Partnership would satisfy the “qualifying income” test of Section 7704(c). (As noted, this inquiry would be relevant only if it were determined that the Partnership should be classified as a publicly traded partnership.) It is anticipated that more than 90% of the Partnership’s income will be of the passive-type included in the definition of “qualifying income” contained in Section 7704(c). However, it is not clear whether the Partnership would be considered to be engaged in the conduct of a financial business. If the Partnership were classified as a publicly traded partnership and considered to be engaged in a financial business, the Partnership would be treated as a corporation for federal income tax purposes.

3.	Other Federal Income Tax Consequences

General Principles of Partnership Taxation

A partnership generally is not subject to any federal income taxes. The Partnership will file, for federal income tax purposes, partnership information returns reporting its operations on the accrual basis for each taxable year. The taxable year of the Partnership will be the calendar year. The Partnership will provide Limited Partners with income tax information relevant to the Partnership and their own income tax returns, including each Limited Partner’s share of the Partnership’s taxable income or loss, if any, capital gain or loss (net short-term and net long-term) and other tax items for the Partnership’s taxable year.

Each Limited Partner that is not exempt from federal income tax will be required to report on his own income tax return the Limited Partner’s share of the Partnership’s items of income, gain, loss, deduction and credit. Accordingly, a Limited Partner will be subject to tax on his distributive share of the Partnership’s taxable income whether or not any cash distribution is made to the Limited Partner. Because the Partnership will originate mortgage investments that may be subject to the “original issue discount” rules (see “Original Issue Discount Rules” below), it is possible that a Limited Partner’s taxable income from the Partnership will exceed any cash distributed to the Limited Partner by the Partnership with respect to a particular year. It is anticipated that substantially all of the income generated by the Partnership will be taxed as ordinary income for federal income tax purposes.

Determination of Basis in Units

In general, a Limited Partner is not taxed on partnership distributions unless such distributions exceed the Limited Partner’s adjusted basis in its Units. A Limited Partner’s adjusted basis in his Units is the amount originally paid for such interest increased by (i) his proportionate share of Partnership indebtedness with respect to which no partner is personally liable, (ii) his proportionate share of the Partnership’s taxable income, and (iii) any additional contributions to the Partnership’s capital by such Limited Partner, and decreased by (x) his proportionate share of losses of the Partnership, (y) the amount of cash, and fair value of noncash, distributions to such Limited Partner, and (z) any decreases in his share of any nonrecourse liabilities of the Partnership. Any increase in nonrecourse liabilities of the Partnership is treated as a cash contribution and a decrease in nonrecourse liabilities is treated as a cash distribution, even though the Limited Partner contributes or receives no cash, respectively. Distributions in excess of such basis generally will be treated as gain from the sale or exchange of a Limited Partner’s interest in the Partnership.

Allocations of Profits and Losses

The Partners will receive allocations of the Partnership’s profits and losses and cash distributions in the manner described in Article VIII of the Partnership Agreement. Allocations of profits and losses under a partnership agreement will be recognized as long as they have “substantial economic effect” under the Regulations promulgated under Section 704(b) of the Code. In general, the Regulations provide that an allocation contained in a partnership agreement will be respected if it satisfies the requirements of one of three tests: (i) it has “substantial economic effect” (the “substantial economic effect test”); (ii) it is in accordance with the partners’ interest in the partnership (determined by taking into account all facts and circumstances) (the “partners’ interest in the partnership test”); or (iii) it is “deemed” to be in accordance with the partners’interest in the partnership.

The substantial economic effect test is a substantially objective test which effectively creates a safe harbor for compliance with the requirements of Section 704(b). However, in order to comply strictly with the requirements of that test, it would be necessary to include in the Partnership Agreement a lengthy, intricate and complex set of provisions which may have little practical significance based on the Partnership’s anticipated operations. As a result, and based also on the fact that a principal thrust of the Regulations under Section 704(b) is to prevent losses from being allocated for tax purposes to partners who do not bear the economic risk of loss associated with such allocations and that it is not anticipated that the operation of the Partnership and the allocation provisions of the Partnership Agreement will ever produce a situation in which a Partner will be allocated losses in excess of the economic losses actually borne by such Partner, the General Partner has decided not to include these complex provisions in the Partnership Agreement and to rely instead on the partners’interest in the partnership test as the basis for justifying the allocations under the Partnership Agreement.

The allocations contained in the Partnership Agreement are generally intended to match, insofar as practicable, the allocation of profits for tax purposes with the economic benefit of cash distributions among the Partners and the allocation of losses with the related economic burden borne by the respective Partners. In general, a Partner’s interest in profits, losses and cash distributions are proportionate to his capital account. Since the allocation of profits, losses and cash distributions under the Partnership Agreement will be substantially proportionate to the capital accounts of the Partners, in most instances such allocations should be substantially in accordance with the partners’ interests in the partnership within the meaning of this alternative test. Therefore, such allocations should be substantially respected for tax purposes.

Limitations on the Deduction of Losses

It is not anticipated that the Partnership will incur net losses for income tax purposes in any taxable year. However, if the Partnership were to incur losses in any year, the ability of a Limited Partner to deduct such losses would be subject to the potential application of the limitations discussed below.

(i)	The Basis Limitation

Section 704(d) of the Code provides that a partner’s share of partnership losses is allowed as a deduction only to the extent of his adjusted basis in his partnership interest at the end of the year in which the losses occur. Losses disallowed under Section 704(d) may be carried forward indefinitely until adequate basis is available to permit their deduction. Due to this limitation, a Limited Partner in the Partnership will be precluded from deducting losses in excess of his adjusted basis in his Units.

(ii)	The At Risk Limitation

Under Section 465 of the Code, a taxpayer (other than a widely-held corporation) may not deduct losses incurred in certain business activities, including the lending activities contemplated by the Partnership, in an amount exceeding the aggregate amount the taxpayer is “at risk” in that activity at the close of his taxable year. The effect of these rules generally is to limit the availability of Partnership tax losses as offsets against other taxable income of a Limited Partner to an amount equal to such Partner’s adjusted basis in his Units excluding any portion of adjusted basis attributable to Partnership nonrecourse indebtedness. In addition, the at risk amount does not include contributions by a Limited Partner to the extent the Limited Partner used the proceeds of a nonrecourse borrowing to make such contributions.

(iii)	The Passive Loss Rules

Section 469 of the Code limits the deductibility of losses from “passive activities” for individuals, estates, trusts and certain closely-held corporations. A passive activity includes an activity which involves the conduct of a trade or business in which the taxpayer does not materially participate. Generally, losses from passive activities are only allowed to offset income from passive activities and will not be allowed to offset “portfolio” income, trade or business income or other nonpassive income such as wages or salaries. Suspended losses and credits attributable to passive activities are carried forward and treated as deductions and credits from passive activities in the next year. Suspended losses (but not credits) from a passive activity are allowed in full when the taxpayer disposes of his entire interest in the passive activity in a taxable transaction.

The Regulations under Section 469 provide that in certain situations, net income, but not net loss from a passive activity (or a portion thereof) is treated as nonpassive. See Regulation Section 1.469-2T(f). One of the items covered by this Regulation is net income from an “equity-financed lending activity.” An equity-financed lending activity is defined as an activity that involves a trade or business of lending money, if the average outstanding balance of liabilities incurred in the activity for the taxable year does not exceed 80% of the average outstanding balance of the interest-bearing assets held in the activity for such year.

Based on the manner in which it is anticipated that the Partnership will conduct its operations, at no time will the average outstanding balance of Partnership liabilities exceed 80% of the average outstanding balance of the Partnership’s interest earning assets. Consequently, if the Partnership is deemed to be engaged in the trade or business of lending money, such business will constitute an equity-financed lending activity, and income of the Partnership which arises from that trade or business and would otherwise be considered income from a passive activity will generally be recharacterized as nonpassive income, even though the net losses of the Partnership or loss on the sale of a Unit will be treated as passive activity losses. If the Partnership is not considered engaged in a trade or business of lending money, then income and loss will be considered portfolio income and loss. In either event, a Limited Partner will not be permitted to offset passive losses from other activities against his share of the income of the Partnership.

There are no cases or revenue rulings dealing with the question of establishing the criteria for determining whether an entity (other than a bank) is engaged in the ordinary conduct of a trade or business of lending money for purposes of Section 469. Presumably, this determination would be dependent, at least in part, on the facts and circumstances surrounding the Partnership’s operations, including the number of loans made during any particular year. Due to this uncertainty, we cannot give an opinion as to whether the Partnership will be considered to be engaged in an equity-based lending activity for this purpose.

Under Section 67(a) of the Code, most miscellaneous itemized deductions are deductible by an individual taxpayer only to the extent that, in the aggregate, they exceed 2% of the taxpayer’s adjusted gross income; and are subject to additional limitations for certain high-income taxpayers. Deductions from a trade or business are not subject to these limitations. A Limited Partner’s allocable share of the expenses of the Partnership will be considered miscellaneous itemized deductions subject to this 2% limitation only if the Partnership is not considered to be in the trade or business of lending money.

Computation of Gain or Loss on Sale or Redemption of Units

Gain or loss on the sale by a Limited Partner of his Units (including a redemption by the Partnership) will be measured by the difference between the amount realized (i.e., the amount of cash and the fair market value of property received), including his share of Partnership nonrecourse liabilities and his adjusted basis in such Units.

Character of Gain or Loss

Generally, gain recognized by a Limited Partner on the sale of Units which have been held over 12 months will be taxable as long-term capital gain, except for that portion of the gain allocable to “substantially appreciated inventory items” and “unrealized receivables,” as those terms are defined in Section 751 of the Code, which would be treated as ordinary income. The definition of these terms will not be considered here beyond noting that the Partnership may have “unrealized receivables” arising from the ordinary income component of “market discount bonds.” In addition, if the Partnership holds property as a result of foreclosure which is unsold at the time a Limited Partner sells his Units, or holds an investment in a mortgage loan that is classified as an equity interest, the amount of ordinary income that would result if the Partnership were to sell the property is generally an “unrealized receivable.”

In general, for noncorporate taxpayers, long-term capital gain recognized after May 6, 2003 for capital assets held longer than 12 months is subject to a maximum rate of 15% (5% for individuals in the 10% or 15% tax bracket). The amount of ordinary income against which a noncorporate taxpayer may deduct a capital loss is the lower of $3,000 (or in the case of a married taxpayer filing a separate return $1,500) or the excess of such losses of the taxpayer over the taxpayer’s capital gain.

Tax Rates on a Partner’s Share of Ordinary Income from the Partnership

A taxpayer’s tax liability with respect to an investment in the Partnership will depend upon his individual tax bracket. Currently, there are six tax brackets for individuals, and the projected rates for the six brackets for calendar year 2004 are:, (i) 10% for the first bracket (on taxable income not over $14,300 in the case of married taxpayers filing joint returns), (ii) 15% for the second bracket (on taxable income from $14,300 to $58,100), (iii) 25% for the third bracket (on taxable income from $58,100 to $117,250), (iv) 28% for the fourth bracket (on taxable income from $117,250 to $178,650), (v) 33% for the fifth bracket (on taxable income from $178,650 to $319,100), and (vi) 35% for the sixth bracket (on taxable income over $319,100). (As noted above, the long-term capital gain for capital assets held longer than 12 months is generally subject to a 15% tax rate (5% for individuals in the 10% or 15% tax bracket)

Depreciation

From time to time the Partnership has acquired and anticipates that it will acquire equity or leasehold interests in real property by direct investment, foreclosure or otherwise (e.g., the 11 properties held by the Partnership as of December 31, 2003). See the Prospectus under the heading Real Estate Owned. Generally, the cost of the improvements on any such owned real property may be recovered through depreciation deductions over a period of 39 years. See Section 168(c) of the Code.

Sale of Real Estate Assets

Upon the sale of any real property, the Partnership will recognize gain or loss measured by the difference between the amount realized by the Partnership in the sale transaction and its adjusted basis in the property sold. If the Partnership is not considered a “dealer” with respect to its real property holdings, gain or loss recognized on a sale of its real properties will be taxable under Section 1231 of the Code. A Limited Partner’s share of the gains or losses resulting from the sale of such properties would generally be combined with any other Section 1231 gains or losses recognized by such member that year from other sources, and any net Section 1231 gain would generally be treated as long-term capital gain. The amount of taxable gain allocated to a Limited Partner may exceed the cash proceeds received by such Limited Partner with respect to such sale, particularly if the property in question is leveraged at the time of sale.

Property Held Primarily For Sale to Customers

The Partnership’s primary business purpose is to engage in the business of mortgage investing and/or mortgage lending. However, incident to that business purpose, the Partnership sometimes acquires direct or indirect interests in real properties acquired by foreclosure, including the various properties to which the Partnership currently holds title and its investments in certain limited liability companies and real estate joint ventures. If the Partnership were at any time deemed for tax purposes to be a “dealer” with respect to any of these real property ownership activities, any gain recognized upon a sale of such real property would be taxable as ordinary income, rather than as capital gain, and would constitute unrelated business taxable income to limited partners who are tax-exempt entities. For this purpose, the term “dealer” means a person who holds real estate primarily for sale to customers in the ordinary course of business.

The determination of whether property is held for sale to customers in the ordinary course of business is based on all the surrounding facts and circumstances. The facts and circumstances that are relevant to a determination of whether a person is a dealer with respect to real property include the number, frequency, regularity and nature of dispositions of real estate by such person and the activities of the person in facilitating dispositions and/or developing the property for sale. The determination is factually specific and must be made separately with respect to each sale or disposition of any property. If the Partnership were to dispose of a number of its real estate holdings in a relatively short period of time in a series of separate transactions, or after only a brief holding period, this would increase the risk of a potential characterization of the Partnership as a dealer. The development and sales activities being conducted in connection with the condominiums held by Oregon Leisure Homes, LLC, the mobile home park held by Dation, LLC, and the manufactured home subdivision development located in Ione, California could also increase this risk. If the Partnership were classified as a dealer, gain from the sale or other disposition of its real estate holdings would be taxed at higher ordinary income rates rather than as capital gains. Such gain would also be classified as unrelated business taxable income.

Since the determination of whether the Partnership will be classified as a dealer is dependent upon an analysis of facts and circumstances that will not be fully established until the properties are sold or held for sale, we are not able to render an opinion as to whether the Partnership will be considered to hold any of its real estate assets primarily for sale to customers in the ordinary course of business.

Investment Interest

Section 163(d) of the Code, applicable to noncorporate taxpayers and S corporation shareholders, places a limitation upon the deductibility of interest incurred on loans made to acquire or carry property held for investment. Property held for investment includes all investments held for the production of taxable income or gain, but does not include trade or business property or interest incurred to construct such property. In general, investment interest is deductible by noncorporate taxpayers and S corporation shareholders only to the extent it does not exceed net investment income for the taxable year.

Net investment income is the excess of investment income over the sum of investment expenses. Interest expense of the Partnership and interest expense incurred by Limited Partners to acquire Units will not be treated as investment interest to the extent attributable to a passive activity of the Partnership. However, that portion of interest expense allocable to portfolio investments is subject to the investment interest limitations.

Interest attributable to debt incurred by a Limited Partner in order to purchase or carry Units may constitute “investment interest” subject to the deductibility limitations of Code Section 163(d). Therefore, Limited Partners should consider the effect of investment interest limitations on using debt financing for their purchase of Units.

Tax Treatment of Tax-Exempt Entities

Sections 511 through 514 of the Code impose a tax on the “unrelated business taxable income” of organizations otherwise exempt from tax under Section 501(a) of the Code. Entities subject to the unrelated business income tax include qualified employee benefit plans, such as pension and profit-sharing plans, Keogh or HR-10 plans, and individual retirement accounts. Other charitable and tax-exempt organizations are also generally subject to the unrelated business income tax. Such organization, plan or account is referred to as a “Tax-Exempt Entity.” Interest income is not subject to this tax unless it constitutes “debt-financed income.”

Unrelated business taxable income includes gross income, reduced by certain deductions and modifications, derived from any trade or business regularly carried on by a partnership of which the Tax-Exempt Entity is a member where the Partnership is a publicly traded partnership (see the discussion set forth above concerning the classification of the Partnership as a partnership for federal income tax purposes) or which is unrelated trade or business with respect to the Tax-Exempt Entity. Among the items generally excluded from unrelated business taxable income are (i) interest and dividend income; (ii) rents from real property (other than debt-financed property or property from which participating rentals are derived); and (iii) gains on the sale, exchange or other disposition of assets held for investment.

The receipt of unrelated business taxable income by a Tax-Exempt Entity has no effect on such entity’s tax-exempt status or on the exemption from tax of its other income. However, in certain circumstances, the continual receipt of unrelated business taxable income may cause a charitable organization which is tax-exempt to lose its exemption. For certain types of Tax Exempt Entities, the receipt of any unrelated business taxable income may cause all income of the entity to be subject to tax. For example, for charitable remainder trusts, the receipt of any taxable income from an unrelated trade or business will result in taxation of all of the trust’s income from all sources for such year.

Income that would otherwise be excluded from the scope of the unrelated business income tax must be included in unrelated business taxable income to the extent it is attributable to debt-financed property (i.e., property held to produce income to the extent the property was acquired through debt or borrowings). The determination of the portion of the income that is subject to this classification is based on the ratio of the average acquisition indebtedness to the average amount of the adjusted basis of the property.

The Partnership has a $40 million bank line of credit, which it uses from time to time primarily to acquire or make mortgage loans. The Partnership also incurs indebtedness from time to time to operate and develop for resale properties on which the Partnership has foreclosed and for other general purposes. The Partnership’s total indebtedness under the line of credit and from any other source of borrowing will not exceed 50% of the fair market value of the outstanding mortgage loans in its loan portfolio.

Any taxable income attributable to such borrowing, including net interest income from mortgage investments, net rental income from property acquired as a result of foreclosure and gain from the sale of property acquired through foreclosure will be subject to classification as debt financed income and, therefore, as unrelated business taxable income.

As of December 31, 2003, the Partnership had borrowed a total of $6,000,000 pursuant to the line of credit to acquire or make mortgage loans. All net mortgage interest income of the Partnership attributable to any such borrowing, will be treated as debt-financed interest income and, therefore, as unrelated business taxable income. The General Partner expects that the average amount of such borrowing outstanding from time to time to acquire or make mortgage loans will not exceed $10 million and that, therefore, not more than approximately 3.5% of a tax exempt Limited Partner’s distributive share of the Partnership’s mortgage interest income in any year will be classified as unrelated business taxable income as a result of such borrowing by the Partnership.

As of December 31, 2003, the Partnership owned 11 properties (including interests in three limited liability companies) with a combined adjusted basis of approximately $29 million and subject to approximately $9 million of indebtedness in connection with the acquisition and holding of such real property. As a result, the General Partner anticipates that approximately 25% of a tax exempt Limited Partner’s distributive share of income or gain from this limited liability company will be classified as unrelated business taxable income.

Except as described in the preceding five paragraphs, the General Partner generally intends to invest Partnership assets in such a manner that tax-exempt Limited Partners will not derive unrelated business taxable income or unrelated debt-financed income with respect to their interests in the Partnership. However, sales of foreclosure property might also produce additional unrelated business taxable income if the Partnership is characterized as a “dealer” with respect to such property. Moreover, mortgage loans made by the Partnership which permit the Partnership to participate in the appreciation value of the properties may be recharacterized by the IRS as an equity interest and such recharacterization could result in unrelated business taxable income. The IRS might not agree that the Partnership’s other income is not subject to tax under the unrelated business income and unrelated debt-financed income tax provisions.

If a Qualified Plan’s (defined below) Partnership income constitutes unrelated business taxable income, such income is subject to tax only to the extent that its unrelated business taxable income from all sources exceeds $1,000 for the taxable year.

In considering an investment in the Partnership of a portion of the assets of a qualified employee benefit plan and an individual retirement account (“Qualified Plan”), a fiduciary should consider (i) whether the investment is in accordance with the documents and instruments governing the plan; (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of the Employee Retirement Income Security Act of 1974 (“ERISA”); (iii) whether the investment is prudent considering, among other matters, that there will not be a market created in which the investment can be sold or otherwise disposed of; and (iv) whether the investment would cause the IRS to impose an excise tax under Section 4975 of the Code.

An investment in the Partnership of the assets of an individual retirement account generally will not be subject to the aforementioned diversification and prudence requirements of ERISA unless the individual retirement account also is treated under Section 3(2) of ERISA as part of an employee pension benefit plan which is established or maintained by an employer, employee organization, or both.

Partnership Tax Returns and Audits

The General Partner will prepare the Partnership’s income tax returns. Generally, all partners are required to report partnership items on their individual returns consistent with the treatment of such items on the partnership’s information return. However, a partner may report an item inconsistently if he files a statement with the IRS identifying the inconsistency. Otherwise, additional tax necessary to make the partner’s treatment of the item consistent with the partnership’s treatment of the item may be summarily assessed without a notice of deficiency or an opportunity to protest the additional tax in the Tax Court being afforded to the partner. Penalties for intentional disregard of the consistency requirements may also be assessed.

The IRS may audit the Partnership’s returns. Tax audits and adjustments are made at the partnership level in one unified proceeding, the results of which are binding on all partners. A partner may, however, protest the additional tax by paying the full amount thereof and suing for a refund in either the U.S. Claims Court or a U.S. District Court.

A partnership must designate a “tax matters partner” to represent the partnership in dealing with the IRS. The General Partner will serve as the “tax matters partner” to act on behalf of the Partnership and the Limited Partners with respect to “partnership items,” to deal with the IRS and to initiate any appropriate administrative or judicial actions to contest any proposed adjustments at the partnership level. Limited Partners with less than a 1% interest in the Partnership will not receive notice from the IRS of these partnership administrative proceedings unless they form a group with other Partners which group has an aggregate interest of 5% or more in the Partnership and request such notice. However, all Limited Partners have the right to participate in the administrative proceedings at the partnership level. Limited Partners will be notified of adjustments to their distributive shares agreed to at the partnership level by the “tax matters partner.”

If the Partnership’s return is audited and adjustments are proposed by the IRS, the “tax matters partner” may cause the Partnership to contest any adverse determination as to partnership status or other matters, and the result of any such contest cannot be predicted. Moreover, Limited Partners should be aware that any such contest would result in additional expenses to the Partnership, and that the costs incurred in connection with such an audit and any ensuing administrative proceedings will be the responsibility of the Partnership and may adversely affect the profitability, if any, of Partnership operations. To the extent that funds of the Partnership are insufficient to meet such expenses, funds may have to be furnished by Limited Partners, although they will be under no obligation to do so. Adjustments, if any, resulting from any audit may require each Limited Partner to file an amended tax return, and possibly may result in an audit of the Limited Partner’s own return. Any audit of a Limited Partner’s return could result in adjustments of non-Partnership items as well as Partnership income and losses.

The Partnership will endeavor to provide all required tax information to the Limited Partners within 60 days after the close of each calendar year.

Original Issue Discount Rules

The original issue discount rules of Section 1271 through 1275 of the Code will apply to obligations to the Partnership by third parties, i.e., mortgage loans and obligations issued by the Partnership, if any. The original issue discount rules will result in the Partnership realizing as interest income from a mortgage loan the amount that economically accrues under the loan during the course of the year (using compound interest concepts) even where a lesser amount is actually paid or accrued under the terms of the mortgage loan. Identical concepts will be used for determining the Partnership’s interest deduction on its obligations, if any.

Market Discount

The Partnership may purchase mortgage investments for an amount substantially less than the remaining principal balance of such mortgage investments. In such circumstances, each monthly payment which the Partnership receives from a mortgagor will consist of interest at the stated rate for the investment in a mortgage loan and a principal payment. If the Partnership purchases an investment in a mortgage loan at a discount, for federal income tax purposes the principal portion of each monthly payment will constitute (1) the return of a portion of the Partnership’s investment in the investment in a mortgage loan and (2) the payment of a portion of the market discount for the investment in a mortgage loan. The amount of each monthly payment attributable to market discount will be recognized by the Partnership as ordinary income and the amount of each monthly payment representing the return of the Partnership’s investment will not constitute taxable income to the Partnership. Accrued market discount will also be treated as ordinary income on the sale of an investment in a mortgage loan.

No Section 754 Election – Impact on Subsequent Purchasers

Section 754 of the Code permits a partnership to elect to adjust the basis of its property in the case of a transfer of a Unit. The effect of such an election would be that, with respect to the transferee Limited Partner only, the basis of Partnership property would either be increased or decreased by the difference between the transferee’s basis for his Unit and his proportionate share of the Partnership’s basis for all Partnership property.

The General Partner has advised us that due to the accounting difficulties which would be involved, it will not cause the Partnership to make an election pursuant to Section 754 of the Code (a “754 Election”), although it is empowered to do so by the Partnership Agreement. Accordingly, the share of depreciation deductions, if any, and gain or loss upon the sale of any Partnership assets allocable to a subsequent purchaser of a Unit will be determined by the Partnership’s tax basis in such assets which will not have been adjusted to reflect such purchaser’s purchase price for his Unit (as would have been possible had the Partnership made a 754 Election.) This treatment might not be attractive to prospective purchasers of Units, and consequently, a Limited Partner might have difficulty in selling these Units or might be forced to sell at a price lower than the price that might have been obtained had such an election been made.

Taxation of Mortgage Loan Interest

Mortgage loans made by the Partnership may, in certain situations, be structured to permit the Partnership to participate in the appreciation in the value of the properties to which such mortgage loans relate or in the cash flow generated by the operation of such properties by the borrowers. The General Partner anticipates that the Partnership will report for tax purposes all earnings attributable to mortgage loans as interest income. In each case the determination of whether the Partnership will be treated for tax purposes as a creditor or as a partner or other equity participant will depend on an analysis of the facts and circumstances of the specific mortgage loan. Consequently, we cannot render an opinion as to the tax consequences of any of these prospective transactions, and there is no assurance that the IRS will not successfully recharacterize a mortgage loan as an equity interest. If a mortgage loan is recharacterized as an equity interest, the Partnership would be required to recognize an allocable share of the income, gain, loss, deductions, credits and tax preference items attributable to the property to which the mortgage loan relates. Recharacterization of a loan as an equity interest also could result in the receipt of unrelated business taxable income for certain tax-exempt Limited Partners.

Treatment of Compensation of General Partner

The General Partner will be paid a management fee for the management services rendered to the Partnership. The amount of the management fee will be payable monthly, subject to a maximum of 2-3/4% per annum, of the average unpaid balance of the Partnership’s mortgage loans at the end of each month in the calendar year. In addition, the General Partner may act as a servicing agent with respect to Partnership loans, in which event it will be entitled to receive from the Partnership a monthly fee equal to the lesser of the customary, competitive fee in the community where the loan is placed for the provision of such services on that type of loan or up to ¼ of 1% per annum of the unpaid balance of the Partnership’s mortgage loans at the end of each month. The General Partner intends to cause the Partnership to deduct the amount of any such management fees and loan servicing fees paid each year in computing the taxable income of the Partnership for such year. The deductibility of such fees depends in large measure on the value of the management services or loan servicing services rendered, which is a question of fact that may depend on events to occur in the future. Due to this uncertainty, we cannot give an opinion as to the proper tax treatment of the management fee or loan servicing fee, and the IRS may attempt to recharacterize the Partnership’s treatment of such fees by disallowing the deduction claimed by the Partnership therefor. If successful, such a recharacterization could cause the tax benefits generated by the payment of such fees to be deferred.

The General Partner or one or more affiliates of the General Partner may receive certain fees and commissions from parties other than the Partnership in connection with making or investing in Mortgage Loans. Such fees and commissions are defined as “Acquisition and Origination Fees” in the Partnership Agreement and include any selection fee, mortgage placement fee, nonrecurring management fee, and any origination fee, loan fee or points paid by borrowers. Since any such fees will be payable by parties other than the Partnership, such payment should not have any effect on the calculation of the Partnership’s taxable income. However, the IRS could take the position that these fees are constructively paid by the Partnership, in which case interest income of the Partnership would be increased by the amount of the fees, and the fees would be deductible by the Partnership only to the extent the fees are reasonable compensation for the services rendered and otherwise considered deductible expenditures. Once again since this is ultimately an issue of fact which may depend on future events, we are not able to render an opinion regarding the issue.

The General Partner or its affiliate will be entitled to reimbursement from the Partnership for certain expenses advanced by the General Partner for the benefit of the Partnership and for salaries and related expenses for nonmanagement and nonsupervisory services performed for the benefit of the Partnership. The reimbursement of such expenses by the Partnership will generally be treated in the same manner as if the Partnership incurred such costs directly.

Possible Legislative Tax Changes

In recent years there have been a number of proposals made in Congress by legislators, government agencies and by the executive branch of the federal government for changes in the federal income tax laws. In addition, the IRS has proposed changes in regulations and procedures, and numerous private interest groups have lobbied for regulatory and legislative changes in federal income taxation. It is impossible to predict the likelihood of adoption of any such proposal, the likely effect of any such proposals upon the income tax treatment presently associated with investment in mortgage loans or the Partnership, or the effective date, which could be retroactive, of any legislation which may derive from any such past or future proposal.

State and Local Taxes

The Partnership may have California source income in which event limited partners who are nonresidents of California may be required to file California income tax returns and may be subject to tax in California with respect to their distributive share of such income.

California source income generally includes income from real or tangible personal property located in California. In 2003, the Partnership recognized gain from the sale of real estate located in California and holds other California real estate for sale and investment. This gain and any other income or gain derived from California real estate owned by the Partnership constitute California source income.

The California Revenue and Taxation Code provides that in the case of a nonresident partner of an “investment partnership”, California source income does not include dividends, interest, or gains and losses from “qualifying investment securities.” In order to qualify for classification as an investment partnership, the Partnership must meet both of the following requirements:

o	90% or more of the Partnership’s cost of its total assets must consist of qualifying investment securities, deposits at banks or other financial institutions, and office space and equipment reasonably necessary to carry on its activities as an investment partnership.

o	90% or more of the Partnership’s gross income must consist of interest, dividends and gains from the sale or exchange of qualifying investment securities.

“Qualifying investment securities” include mortgage investments.

Historically, the Partnership has taken the position that it qualifies as an investment partnership for this purpose, and, consequently, prior to the year 2003, limited partners of the Partnership who are nonresidents of California have not been subject to California tax or California filing requirements with respect to their distributive shares of the income derived by the Partnership from its mortgage investments. However, there is the possibility that in the future less than 90% of the Partnership’s gross income will consist of interest, dividends and gains from the sale or exchange of qualifying investment securities. If that occurs, the Partnership will not qualify for classification as an investment partnership for that year (and for any other future year in which the Partnership fails to satisfy the foregoing requirements). In such event, the California Franchise Tax Board may take the position that the income derived by the Partnership from its mortgage investments has a business situs in California (where the General Partner has its offices and principal place of business) and is, therefore, California source income. In such event, each limited partner who is a nonresident of California would be subject to California income tax (and filing requirements) with respect to his distributive share of the Partnership’s income from its mortgage investments.

The Partnership currently owns real estate in a few states other than California that impose income taxes (and a state income tax return filing requirement) on nonresident taxpayers with respect to income or gain derived from real estate located in such states (i.e., Colorado, Oregon, Louisiana and Arizona). In addition, the Partnership may acquire real estate in other states that impose similar tax and filing requirements. In any year in which the Partnership derives income or gain from any such real estate assets, limited partners who are nonresidents of the state in which such real estate is located will be required to file state income tax returns in those states, unless the Partnership includes them in a composite return in those states filed at the Partnership level. The Partnership intends to file composite returns for 2002 in Colorado, Oregon, Louisiana, Arizona and Virginia.

The Partnership may make or acquire loans in states and localities outside California that impose a tax on the Partnership’s assets or income, or on each limited partner based on his share of any income (generally in excess of specified amounts) derived from the Partnership’s activities in such jurisdiction.

Limited partners who are exempt from federal income taxation will generally also be exempt from state and local taxation.

ERISA Considerations

ERISA generally requires that the assets of employee benefit plans be held in trust and that the trustee, or a duly authorized investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and sole discretion to manage and control the assets of the plan. ERISA also imposes certain duties on persons who are fiduciaries of employee benefit plans subject to ERISA and prohibits certain transactions between an employee benefit plan and the parties in interest with respect to such plan (including fiduciaries). Under the Code, similar prohibitions apply to all Qualified Plans, including IRA’s, Roth IRA’s and Keogh Plans covering only self-employed individuals who are not subject to ERISA. Under ERISA and the Code, any person who exercises any authority or control respecting the management or disposition of the assets of a Qualified Plan is considered to be a fiduciary of such Qualified Plan (subject to certain exceptions not here relevant).

Furthermore, ERISA and the Code prohibit parties in interest (including fiduciaries) of a Qualified Plan from engaging in various acts of self-dealing. To prevent a possible violation of these self-dealing rules, the General Partner and its affiliates may not permit the purchase of Units with assets of any Qualified Plan (including a Keogh Plan or IRA) if they (i) have investment discretion with respect to the assets of the Qualified Plan invested in the Partnership or (ii) regularly give individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets.

Annual Valuation

Fiduciaries of Qualified Plans subject to ERISA are required to determine annually the fair market value of the assets of such Qualified Plans as of the close of any such plan’s fiscal year. Although the General Partner will provide annually upon the written request of a Limited Partner an estimate of the value of the Units based upon, among other things, outstanding mortgage investments, it may not be possible to value the Units adequately from year to year, because there may be no market for them.

Plan Assets Generally

If the assets of the Partnership are deemed to be “plan assets” under ERISA, (i) the prudence standards and other provisions of Part 4 of Title 1 of ERISA applicable to investments by Qualified Plans and their fiduciaries would extend (as to all plan fiduciaries) to investments made by the Partnership, (ii) certain transactions that the Partnership might seek to enter into might constitute “prohibited transactions” under ERISA and the Code because the General Partner would be deemed to be a fiduciary of the Qualified Plan Limited Partners and (iii) audited financial information concerning the Partnership would have to be reported annually to the Department of Labor.

In 1986, the Department of Labor promulgated final regulations defining the term “plan assets” (the “Final DOL Regulations”). Under the Final DOL Regulations, generally, when a plan makes an equity investment in another entity, the underlying assets of that entity will be considered plan assets unless (1) equity participation by benefit plan investors is not significant, (2) the entity is a real estate operating company or (3) the equity interest is a “publicly-offered security.”

(i)	Exemption for Insignificant Participation by Qualified Plans. The Final DOL Regulations provide that the assets of a corporation or partnership in which an employee benefit plan invests would not be deemed to be assets of such plan if less than 25% of each class of equity interests in the corporation or partnership is held in the aggregate by “benefit plan investors” (including, for this purpose, benefit plans such as Keogh Plans for owner-employees and IRA’s). For purposes of this “25%” rule, the interests of any person (other than an employee benefit plan investor) who has discretionary authority or control with respect to the assets of the entity, or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a person, shall be disregarded. Thus, while the General Partner and its affiliates are not prohibited from purchasing Units, any such purchases will be disregarded in determining whether this exemption is satisfied. The Partnership cannot assure “benefit plan investors” that it will always qualify for this exemption.

(ii)	Exemption For a Real Estate Operating Company. The Final DOL Regulations also provide an exemption for securities issued by a “real estate operating company.” An entity is a “real estate operating company” if at least 50% of its assets valued at cost (other than short-term investments pending long-term commitment) are invested in real estate which is managed or developed and with respect to which the entity has the right substantially to participate directly in the management or development of real estate. The preamble to the Final DOL Regulations states the Department of Labor’s view that an entity would not be engaged in the management or development of real estate if it merely services mortgages on real estate. Thus, it is unlikely that the Partnership would qualify for an exemption from “plan assets” treatment as a real estate operating company.

(iii)	Exemption for Publicly Offered Securities. Under the Final DOL Regulations, a “publicly offered security” is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and (iii) either is (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (b) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which the security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of this definition, whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. If a security is part of an offering in which the minimum is $10,000 or less, however, certain customary restrictions on the transfer of partnership interests necessary to permit partnerships to comply with applicable federal and state laws, to prevent a termination or reclassification of the entity for federal or state tax purposes and to meet administrative needs (which are enumerated in the Final DOL Regulations) will not, alone or in combination, affect a finding that such securities are transferable. Because the Units will not be subject to any restrictions on transfer other than those enumerated in the Final DOL Regulations, the Units are held by more than 100 independent investors and the Units are registered under an applicable section of the Securities Exchange Act of 1934, the Units should be “Publicly-Offered Securities” within the meaning of the Final DOL Regulations. As a result, the underlying assets of the Partnership should not be considered to be plan assets under the Final DOL Regulations.

In rendering this opinion, we have not been asked to give nor do we express any opinion as to questions or issues arising out of the investment by Limited Partners in the Partnership other than those questions specifically discussed.

In reviewing this opinion, prospective investors should be aware that: (i) this firm represents the Partnership and the General Partner and its affiliates in connection with the preparation of certain portions of the Registration Statement and expects to continue to represent the General Partner and its affiliates in other matters; (ii) as of December 31, 2003, certain members of the firm owned or controlled an aggregate of 1,375,000 Units, none of which were received in connection with the preparation of any offering of Units; and (iii) certain members of the firm, individually or as trustees of the firm’s qualified pension or profit sharing plan, own interests in notes secured by deeds of trust originated and placed directly with such members, or trustees by the General Partner as a result of transactions separate and distinct from any transaction involving the Partnership. The principal amount of all notes described in (iii) as of December 31, 2003, was $80,000.

Very truly yours, /s/WENDEL, ROSEN, BLACK & DEAN, LLP